EXHIBIT 4.4


               ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT


         This ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this "Agreement"), dated as of November 6, 2002, is made by and among Citigroup Inc., a Delaware corporation ("Citigroup"), Golden State Bancorp Inc., a Delaware corporation ("GSB"), and Mellon Investor Services LLC, a New Jersey limited liability company, as successor to ChaseMellon Shareholder Services L.L.C., a New York limited liability company (the "Warrant Agent").

                                  RECITALS

         WHEREAS, GSB is a party to the Warrant Agreement, dated as of May 4, 1998 (the "Warrant Agreement"), by and between GSB and ChaseMellon Shareholder Services L.L.C. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Warrant Agreement;

         WHEREAS, pursuant to the Warrant Agreement, the board of directors of GSB authorized the Distribution of one Warrant for each share of GSB's common stock, par value $1.00 per share ("GSB Common Stock"), outstanding as of the Close of Business on May 7, 1998 (the "Record Date"), each Warrant representing the right to purchase shares or a portion of a share of GSB Common Stock, upon the terms and subject to the conditions contained in the Warrant Agreement;

         WHEREAS, on April 23, 1998, the board of directors of GSB authorized the Warrant Agent to issue Warrants to the holders of (i) shares of GSB's Noncumulative Convertible Preferred Stock, Series A (the "Preferred Stock"); (ii) common stock purchase warrants (the "Five Year Warrants") issued under the Warrant Agreement, dated February 23, 1993, by and between GSB and ChaseMellon Shareholder Services L.L.C.; (iii) common stock purchase warrants (the "Seven Year Warrants") issued under the Warrant Agreement, dated August 15, 1993, by and between GSB and ChaseMellon Shareholder Services L.L.C.; and (iv) options to acquire stock of GSB and its subsidiaries (the "Stock Options" and, together with the Preferred Stock, the Five Year Warrants and the Seven Year Warrants, the "Convertible Securities") that were outstanding as of the Record Date, who exercise or convert such Convertible Securities prior to the occurrence of the Triggering Event;

         WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 21, 2002 (as amended or supplemented from time to time, the "Merger Agreement"), by and among Citigroup, GSB and Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Citigroup ("Merger Sub"), GSB will be merged with and into Merger Sub (the "Merger") and Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of Citigroup; and

         WHEREAS, in connection with the Merger and pursuant to Sections 2.6 and 5.17 of the Merger Agreement, the parties desire to amend the Warrant Agreement in accordance with the terms hereof so that, (i) upon the Effective Time of the Merger (as defined in the Merger Agreement, the "Effective Time"), Citigroup shall assume all of the obligations and obtain all of the rights of GSB under the Warrant Agreement and in connection with the Warrants, and GSB and Merger Sub shall have no further rights or obligations under the Warrant Agreement and in connection with the Warrants
(ii) from and after the Effective Time, each Warrant, when, and if, it becomes exercisable in accordance with the terms and subject to the conditions contained in the Warrant and the Warrant Agreement, as amended, shall be exercisable in respect of common stock of Citigroup, par value $.01 per share ("Citigroup Common Stock"), and cash in the same proportion that the holders of GSB Common Stock, receive in the aggregate in the Merger as measured as of the Effective Time and (iii) from and after the Effective Time, Citigroup will issue additional Warrants to holders of the options to acquire stock of GSB and its subsidiaries outstanding as of the Record Date (the "Options") who validly exercise such Options prior to the occurrence of the Triggering Event, pursuant to the terms and subject to the conditions contained in the Warrant Agreement, as amended.

         NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties agree as follows:

         1. Assignment and Assumption. Pursuant to Section 4.2(d) of the Warrant Agreement, GSB hereby assigns all of its rights and obligations under the Warrant Agreement to Citigroup, and Citigroup hereby accepts such assignment of all such rights and assumes all such obligations under the Warrant Agreement, which assignment and assumption shall become effective upon the Effective Time. Without any further action being required, from and after the Effective Time of the Merger, (i) Citigroup shall be solely responsible for (A) the issuance of shares of Citigroup Common Stock and delivery of the cash amount in accordance with the Warrant Agreement, as amended pursuant to Section 3 below upon exercise of the Warrants when, and if, the Warrants become exercisable; and (B) the issuance of additional Warrants to holders of the Options who validly exercise or convert such Options prior to the occurrence of the Triggering Event, and (ii) neither GSB nor Merger Sub shall have any further rights or obligations under the Warrant Agreement or in connection with the Warrants.

         2. Certification. Citigroup shall request that, within five Business Days following the Effective Time, the exchange agent for the Merger certify in writing (such written certification, the "Exchange Agent Certificate") to Citigroup the Aggregate Cash Amount, the Aggregate Parent Share Amount and the number of Exchangeable Shares (each, as defined in the Merger Agreement). Based upon the information set forth in the Exchange Agent Certificate, Citigroup shall calculate the average amount of cash and the average number of shares of Citigroup Common Stock (the "Per Share Cash Consideration" and the "Per Share Stock Consideration," respectively) exchanged in the Merger for each Exchangeable Share, which shall be determined by dividing the Aggregate Cash Amount and the Aggregate Parent Share Amount by the number of Exchangeable Shares, respectively, and shall disclose such information through a prospectus supplement relating to the Warrants to be filed with the Securities and Exchange Commission within five Business Days following receipt of the Exchange Agent Certificate.

         3. Amendment. Pursuant to the first sentence of Section 6.4 of the Warrant Agreement, in order to clarify certain matters in the Warrant Agreement, the Warrant Agreement shall be amended as of the Effective Time as follows:

                 (a) The definition of "Adjusted Market Value" in Section
         1.1 shall be amended by replacing all references in such definition to "$1.00" with "the par value of the Common Stock".

                 (b) Section 1.1 shall be amended by adding the definition of "Exercise Price," which shall mean, initially, the product of the par value of the Common Stock and the number of shares of Common Stock for which each Warrant is exercisable, and shall be adjusted from time to time in accordance with Section 4.3 of the Warrant Agreement.

                 (c) Section 3.1 shall be amended by replacing the reference in such section to "the number of shares of Common Stock for which the Warrant is exercisable multiplied by $1.00 (the "Exercise Price")" with "the Exercise Price".

                 (d) Section 3.6 shall be amended by replacing the reference to "$1.00" with "the par value of the Warrant Share".

                 GSB certifies to the Warrant Agent that the amendments to the Warrant Agreement effected by this Agreement are permissible pursuant to Section 6.4 of the Warrant Agreement without the consent of the Holders, as the amendments in this Agreement do not affect adversely the rights of the Holders.

         4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         5. Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

         6. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles on conflicts of law.

         7. Effective Time. This Agreement shall be effective as of the Effective Time of the Merger.

         8. Notices. All notices, requests, claims, demands and communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                  (a)    if to Citigroup, to:

                         Citigroup Inc.
                         Corporate Law Department
                         425 Park Avenue, 2nd Fl.
                         New York, New York  10043
                         Telecopy No.: (212) 793-7600
                         Attention: Associate General Counsel

                  (b)    if to GSB, to:

                         Golden State Bancorp Inc.
                         135 Main Street
                         San Francisco, California  94105
                         Telecopy No.: (415) 904-1157
                         Attention: General Counsel

                  (c)    if to the Warrant Agent, to

                         Mellon Investor Services LLC
                         235 Montgomery Street, 23rd Floor
                         San Francisco, California  94104
                         Telecopy No.: (415) 989-5241
                         Attention: Sharon Magidson


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         IN WITNESS WHEREOF, the parties have executed this Assignment,
Assumption and Amendment Agreement as of the date first above written.



                                    CITIGROUP INC.


                                    By:  /s/ William P. Hannon
                                         -----------------------------------
                                         Name:  William P. Hannon
                                         Title: Controller and Chief
                                                  Accounting Officer


                                    GOLDEN STATE BANCORP INC.


                                    By:  /s/ Christie S. Flanagan
                                         -----------------------------------
                                         Name:  Christie S. Flanagan
                                         Title: Executive Vice President


                                    MELLON INVESTOR SERVICES LLC

                                    By:  /s/ Sharon D. Magidson
                                         -----------------------------------
                                         Name:  Sharon D. Magidson
                                         Title: Client Service Manager